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                                December 10, 1996



CD Warehouse, Inc.
722 N. Broadway
Oklahoma City, Oklahoma 73102

Gentlemen:

     We have acted as counsel to CD Warehouse, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (File No. 333-15139) (the "Registration Statement") (certain terms capitalized herein and not otherwise defined having the meaning given them in the Registration Statement), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"):

     (1) 1,000,000 shares of the common stock, par value $.01 per share, of the Company (the "Common Stock"), plus up to 150,000 additional shares of Common Stock which may be issued pursuant to the Underwriters' over-allotment option (collectively, the "Shares"); and

     (2) 100,000 shares of Common Stock which may be issued to the Representatives of the Underwriters upon exercise of warrants to purchase such Common Stock (the "Representatives' Warrants").

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DAY, EDWARDS, FEDERMAN, PROPESTER & CHRISTENSEN, P.C.

December 10, 1996
Page 2

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the authenticity of the originals of such latter documents. In rendering such opinions, we have relied as to factual matters upon certificates of officers of the Company and certificates of public officials.

     Based upon the foregoing, we are of the opinion that:

     (1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

     (2) Upon issuance, delivery, and payment for the Shares in accordance with the terms of the Underwriting Agreement, the shares of Common Stock so issued shall be validly issued, fully paid, and nonassessable; and

     (3) Upon issuance, delivery, and payment for the Representatives' Warrants in accordance with the terms of the Underwriting Agreement and upon exercise of any of the Representatives' Warrants in accordance with its terms, the shares of Common Stock so issued shall be validly issued, fully paid, and nonassessable.

     We are attorneys licensed to practice law in the State of Oklahoma. The opinions expressed herein are limited solely to the laws of the State of Oklahoma and we express no opinion under the laws of any other jurisdiction other than federal law and the corporate law of the State of Delaware.

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DAY, EDWARDS, FEDERMAN, PROPESTER & CHRISTENSEN, P.C.

December 10, 1996
Page 3

     This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Securities, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any persons other than the directors and officers of the Company.



     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.


               Very truly yours,



           /s/ DAY, EDWARDS, FEDERMAN, PROPESTER & CHRISTENSEN, P.C.








BWD/JCT